Exhibit 99.1

NEWS RELEASE	#19-6

CARBO® Announces First Quarter 2019 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

HOUSTON, TX (April 25, 2019) – CARBO Ceramics Inc. (NYSE: CRR) today reported financial results for the first quarter of 2019.

•	Revenue for the first quarter of 2019 of $47.5 million, a decrease of 4% year-on-year.
•	Gross Loss for the first quarter of 2019 of $7.9 million, improved $2.2 million year-on-year despite 4% lower revenue.
•	Adjusted EBITDA improved by approximately $1.0 million year-on-year driven by improved revenue mix, higher pricing and lower costs.
•	Expecting a sequentially stronger second quarter of 2019 primarily due to higher ceramic technology sales.
•	Cash and cash equivalents and restricted cash of approximately $81.8 million at March 31, 2019.
•

Subsequent to quarter end, $27 million in debt was repaid on April 1, 2019.  On a pro forma basis, cash and cash equivalents and restricted cash balance was approximately $55 million with debt outstanding of $65M.

CEO Gary Kolstad commented, “While first quarter consolidated revenues declined year-on-year, we were pleased to see our industrial sector and environmental sector revenue increase.  The continued volatility in our oilfield sector reinforces our belief that we are on the right path to return the company to profitability by diversifying our revenue streams and reducing our reliance on the oil and gas industry.  To support this diversification effort, we continue to develop and commercialize products for all three of our market sectors.  Maintaining a solid cash balance during the execution of our transformation strategy is of high importance.

Oilfield sector revenue for the first quarter of 2019 decreased 10% year-on-year, and comprised approximately 75% of consolidated revenue.

“Although oilfield sector revenue was down year-on-year due to lower North America activity, international product sales grew in the first quarter of 2019 compared to the first quarter of 2018.

“Our oilfield ceramic technology related products revenue decreased 32% year-on-year due in large part to the timing of sales for our ceramic technology products, which can vary from one period to the next.  Ceramic technology sales for the quarter were in line with our expectations.  During the quarter, we saw lower CARBOAIR® and KRYPTOSPHERE® LD sales year-on-year, partially offset by an increase in CARBONRT® sales.

“E&P operators have started the year cautiously with respect to discretionary spending, which impacted our FRACPRO® fracture simulation software business which decreased 19% year-on-year.  STRATAGEN® consulting revenues increased 9% year-on-year.

“Base ceramic revenue for the first quarter of 2019 decreased 2% year-on-year and frac sand related revenue decreased 13% year-on-year.  While we continue to move toward a production-on-demand model, the sales of no longer stocked base ceramic inventory can require lower pricing or higher transportation costs in order to monetize, sometimes to the detriment of EBITDA.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

Industrial sector revenue for the first quarter of 2019 increased 44% year-on-year, and comprised approximately 10% of consolidated revenue.

“Industrial ceramic product sales increased 40% year-on-year. In the foundry market, operators are able to eliminate health risks associated with silica dust exposure among their workforce, increase end product quality and reduce their operating costs by utilizing our ceramic casting media.  In the grinding market, we expanded our product portfolio to include a larger grinding media.

“Contract manufacturing revenue increased 64% year-on-year, primarily due to manufacturing an industrial product for an existing client.  The growth in contract manufacturing results in improved fixed cost absorption at our manufacturing facilities.  During the quarter, we also continued work on the commercialization of the PicOnyx M-ToneTM product, a new family of functional pigments for the plastics, paints, ink, coatings and adhesives markets.

Environmental sector revenue for the first quarter of 2019 increased 7% year-on-year, and comprised approximately 16% of consolidated revenue.

“ASSETGUARDTM revenue growth was primarily driven by a 10% increase in our TANKGUARD® sales and an increase in activity in our Mid-Continent region.  In addition, we continued to penetrate the industrial markets with our ASSETGUARD products,” Mr. Kolstad said.

First Quarter 2019 Results

Revenues for the first quarter of $47.5 million decreased 4%, or $1.9 million, compared to revenue of $49.4 million in the same period of 2018.  The largest contributors to this decrease were the declines in sales of base ceramic and sand products, as well as ceramic technology products and services.  These decreases were partially offset by a 44% increase in industrial products and services revenue, a 7% increase in environmental technologies and services revenue, as well as an additional $1.5 million in sublease and rental income.  As a result of the adoption of ASC 842 as of January 1, 2019, these amounts were classified within revenues during the three months ended March 31, 2019.  These amounts were classified as a reduction of costs for the period ended March 31, 2018.

Operating loss for the first quarter of 2019 improved to $18.2 million as compared to $20.2 million in the same period of 2018, primarily due to a reduction in under absorption costs.  Approximately 48% of the operating loss for the first quarter of 2019 consisted of non-cash expenses.

Adjusted EBITDA improved by approximately $1.0 million year-on-year driven by improved revenue mix, higher pricing and lower costs.

Technology and Business Highlights

•

KRYPTOSPHERE XT advanced, ultra-conductive, low-density ceramic proppant was commercialized during the quarter to address the need for a low-density proppant with exceptional strength and the ability to deliver increased crush resistance in high-pressure, high-temperature well conditions.    KRYPTOSPHERE XT is expected to serve well conditions where depths are shallower and stresses are lower than those where KRYPTOSPHERE HD is utilized.

•

During the quarter, a new version of NANOMITETM C ceramic microproppant was successfully field tested.  The new version, which covers a broad range of micro-sizes allowing for increased coverage of induced microfractures is expected to have its first commercial job during the second quarter of 2019.

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

•

A major operator in Alaska incorporated KRYPTOSPHERE-based SCALEGUARD® to maximize both conductivity and the treatment of scale in their high profile well in Alaska.  After evaluating potential solutions, KRYPTOSPHERE-SCALEGUARD was selected by the operator due to its effective delivery mechanism that presented the best long-term inhibition treatment plan.  Initial results demonstrate scale inhibition as modeled.

•

KRYPTOSPHERE LD NRT ultra-conductive, low-density ceramic proppant technology with a non-radioactive tracer continues to gain traction in the Middle East region with another deployment for a major operator during the quarter.  The operator selected KRYPTOSPHERE LD NRT due to the technology’s high compressive strength and durability that can withstand high closure stress well conditions as well as its dual function to determine frac height and optimize the frac design.

•

Gulf of Mexico KRYPTOSPHERE HD applications continued with another deployment.  A super major E&P used the product in another asset after seeing the historical benefits in their established deepwater applications.  Additional wells are planned to utilize the unparalleled high-performance proppant technology, which maximizes well productivity, provides long-term durability, and minimizes erosion in service tools and wellbore tubulars.

•

KRYPTOSPHERE LD made with NRT® inert tracer technology was deployed to Europe for a super major E&P, who utilized the technology in a gravel pack application.  Integrating CARBONRT technology with KRYPTOSPHERE provided the operator the ability to gain accurate measurements of gravel pack efficiency for the life of the well in a safe and environmentally friendly manner.

•

FRACPRO released its FRACPRO 2019 software version during the quarter, which includes new features that create a smoother user experience, enhance design accuracy, and expedited design and diagnostic analysis.  The latest version includes numerous useful features to enhance users’ ability to access important information including gaining more realistic fracture geometry and modeling variable flow distribution for cluster efficiency.

•

METAKAOTM, our recently commercialized premium Metakaolin product, was sold during the quarter for a large infrastructure concrete project, located in the Caribbean.  In recent third party tests against other metakaolin providers, METAKAO significantly outperformed competing products during evaluation of compressive strength and water intake, showcasing its value to clients using for concrete applications.

•

CARBO completed its first full sand-to-ceramic system conversion for a foundry using a green sand process, proving ceramic casting media as a viable media type for a large number of foundries using this process.  The client, a steel foundry located in the Pacific Northwest, has reported positive results including improved surface finish, lower thermal expansion, and a large reduction in burn-on casting defects and cleaning times.

•

To expand the product offering to foundry clients, ACCUCAST® LB ladle backing media and ACCUCAST CB ceramic bedding media were both introduced during the quarter.  The chemically inert ceramic media used in both applications does not produce respirable silica dust and provides clients with a highly valued product to replace silica sand.

•

ASSETGUARD was awarded a one-year contract with a major independent operator in the Northeast to provide all secondary containment and associated products, such as tank bases and proprietary liners, for their well sites in the region.

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We continue to execute our transformation strategy to diversify our revenue streams to the more profitable oilfield ceramic technology products, and industrial and environmental markets.  Developing and commercializing new products for all three of our market sectors supports this diversification effort.  Despite E&P operators starting the year cautiously with respect to discretionary spending, we still expect our 2019 revenues will be similar to 2018 levels as growth in our ceramic technology, industrial, and environmental sectors will likely offset declines in our base ceramic and sand revenues.  Through year-on-year growth in these more profitable areas, we expect to see strong year-on-year EBITDA incremental margins for 2019.

Oilfield Sector:

“We expect stronger ceramic technology sales during the second quarter of 2019.  One KRYPTOSPHERE HD well is scheduled for late in the second quarter, and our current project list for KRYPTOSPHERE LD is expected to result in a significant uptick in sales during the second quarter.  Although we expect 2019 deepwater activity to be down year-on-year, our initial outlook for 2020 is robust with high double-digit growth given the current projects that are known.

“Demand for our StrataGen consulting business is expected to increase in the second quarter of 2019 as our clients complete more projects than in the first quarter of 2019.  In addition, with improving domestic activity software sales should benefit in the second quarter.

“As we look out over the balance of 2019, we expect continued contribution from the international oilfield sector for both technology and base ceramic products.

Industrial Sector:

“We remain excited about our industrial ceramic opportunities.  In order to continue our growth, we are pursuing product trials with potential clients around the world.  Our new industrial product METAKAO, a premium metakaolin product, is seeing early success with an initial sale during the first quarter of 2019 for a large infrastructure concrete project in the Caribbean.

“Contract manufacturing is expected to continue its growth throughout 2019.  While some clients have postponed decisions on project awards, we are making progress in other areas by expanding the products we produce.  These contract manufacturing opportunities that increase our plant utilization and generate cash are important in our path to profitability.

Environmental Sector:

“In addition to the contract award in the Northeast that started in the second quarter of 2019, we are adding resources to further develop industrial sales. ASSETGUARD products are seeing success in industrial applications, including evaporation mitigation, pond liners, mobile office flooring and retail applications.  We expect these additions to drive increased industrial revenue throughout 2019. Other primary areas of focus will include energy generation and petrochemical facilities.

“We are currently pursuing oilfield ceramic technology product, and industrial and environmental market opportunities at an accelerated pace which should improve our overall profitability as these revenues grow over time.  In addition, given our minimal capital expenditure requirements we expect to maintain a healthy cash balance,” Mr. Kolstad concluded.

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

Conference Call

As previously announced, a conference call to discuss CARBO’s first quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10130522

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 2, 2019 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10130522.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.  The Company has two reportable operating segments: 1) oilfield and industrial technologies and services and 2) environmental technologies and services.

CARBO Oilfield Technologies – is a leading provider of market-leading technologies to create engineered production enhancements solutions that help E&P operators to design, build and optimize the frac – increasing well production and estimated ultimate recovery, and lower finding and development cost per barrel of oil equivalent.

CARBO Industrial Technologies – is a leading provider of high-performance ceramic media and industrial technologies engineered to increase process efficiency, improve end-product quality and reduce operating cost.  CARBO has world class manufacturing expertise.  We bring new products to market faster to meet customer demands.

CARBO Environmental Technologies – is a leading provider of spill prevention and containment solutions that provide the highest level of protection for clients’ assets and the environment in oil and gas and industrial applications. Our range of innovative products feature a proprietary polyurea coating technology that creates a seamless, impermeable, maintenance-free layer of protection.

For more information, please visit www.carboceramics.com.

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks, risks associated with the successful implementation of our transformation strategy, and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled "Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA" below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow –

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

	Three Months Ended
	March 31,
	2019	2018
	(In thousands except per share)
Revenues	$47,458	$49,367
Cost of sales (exclusive of depreciation and amortization shown below)	47,905	50,971
Depreciation and amortization	7,403	8,411
Gross loss	(7,850)	(10,015)
SG&A expenses (exclusive of depreciation and amortization shown below)	10,034	9,607
Depreciation and amortization	398	614
Other operating income	(71)	(4)
Operating loss	(18,211)	(20,232)
Other expense, net	(1,783)	(2,040)
Loss before income taxes	(19,994)	(22,272)
Income tax expense	—	—
Net loss	$(19,994)	$(22,272)
Loss per share:
Basic	$(0.73)	$(0.83)
Diluted	$(0.73)	$(0.83)
Average shares outstanding:
Basic	27,465	26,789
Diluted	27,465	26,789
Depreciation and amortization	$7,801	$9,025

Disaggregated Revenue	Three Months Ended
(in thousands)	March 31,
	2019	2018
Oilfield and Industrial Technologies and Services Segment
Technology products and services	$7,189	$9,870
Industrial products and services	4,727	3,292
Base ceramic and sand proppants	26,665	29,305
Sublease and rental income	1,506	—
	40,087	42,467
Environmental Technologies and Services Segment	7,371	6,900
	$47,458	$49,367

(Loss) income before income taxes	Three Months Ended
(in thousands)	March 31,
	2019	2018
Oilfield and Industrial Technologies and Services Segment	$(20,266)	$(22,767)
Environmental Technologies and Services Segment	272	495
	$(19,994)	$(22,272)

CARBO Ceramics First Quarter 2019 Earnings Release

April 25, 2019

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Three Months Ended
(In thousands)	March 31,
	2019	2018
Net loss	$(19,994)	$(22,272)
Interest expense, net	2,077	2,017
Income tax expense	—	—
Depreciation and amortization	7,801	9,025
EBITDA	$(10,116)	$(11,230)
Gain on disposal or impairment of assets	(71)	(4)
Other charges	53	340
Gain on derivative instruments	—	(218)
Adjusted EBITDA	$(10,134)	$(11,112)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

Balance Sheet Information

	March 31,	December 31,
	2019	2018
	(in thousands)
Assets
Cash and cash equivalents	$71,190	$72,752
Restricted cash (current)	1,725	1,725
Other current assets	91,006	106,780
Restricted cash (long-term)	8,853	8,840
Property, plant and equipment, net	266,523	273,619
Goodwill	3,500	3,500
Operating lease right-of-use assets	54,452	—
Intangible and other assets, net	7,669	7,150
Total assets	$504,918	$474,366
Liabilities and Shareholders’ Equity
Notes payable, related parties (current)	$27,040	$27,040
Long-term debt (current)	15,733	15,733
Operating lease liabilities (current)	10,557	—
Other current liabilities	27,560	37,782
Deferred income taxes	1,114	1,114
Long-term debt	45,820	45,650
Noncurrent operating lease liabilities	52,805	—
Other long-term liabilities	4,193	10,764
Shareholders’ equity	320,096	336,283
Total liabilities and shareholders’ equity	$504,918	$474,366

FOR MORE INFORMATION:

Investors:	Media:
Mark Thomas, Director Investor Relations	Jamie Efurd, Marketing Director
+1 281-921-6400	+1 281-921-6400